Exhibit 10.1

SECOND AMENDMENT TO LOAN AGREEMENT

THIS SECOND AMENDMENT TO LOAN AGREEMENT (the “Amendment”) is made and entered into effective as of June 30, 2009, by and between AMERICAN ELECTIC TECHNOLOGIES, INC., a Florida corporation (“Borrower”), and JPMORGAN CHASE BANK, N.A., a national association (“Lender”).

R E C I T A L S:

WHEREAS, Borrower and Lender entered into a Letter Loan Agreement dated October 31, 2007 (which as the same may have been or may hereafter be amended from time to time is herein called the “Loan Agreement”; the terms defined therein being used herein as therein defined unless otherwise defined herein); and

WHEREAS, Borrower and Lender desire to amend the Loan Agreement to extend the Maturity Date and amend certain terms and provisions of the Loan Agreement.

A G R E E M E N T:

1. Amendments to the Loan Agreement. The Loan Agreement is, effective the date hereof, and subject to the satisfaction of the conditions precedent set forth in Section 2 hereof, hereby amended as follows:

(a) Section 1 of the Loan Agreement is hereby amended in its entirety to read as follows:

“(a) Commitment. Subject to the terms and conditions set forth herein, Lender agrees to make loans (each of which is a “Loan”, and collectively the “Loans”) to Borrower, on a revolving basis (the “Borrowing Base Facility”) from time to time during the period commencing on the date hereof and continuing through July 1, 2011 (the “Maturity Date”), the maturity date of the promissory note evidencing the Borrowing Base Facility, such amounts as Borrower may request hereunder; provided, however, the total principal amount (the “Borrower’s Loan Limit”) outstanding at any time shall not exceed the lesser of (i) an amount equal to the Borrowing Base and (ii) $10,000,000 minus the aggregate face amount of any Letters of Credit. Subject to the terms and conditions hereof, Borrower may borrow, repay and reborrow hereunder. If at any time the outstanding advances under the Borrowing Base Facility exceed the Borrower’s Loan Limit as shown on any reports delivered to Lender under Section 6(d)(ii) or as indicated by Lender’s own records, Borrower shall, on the date of the delivery of such report to Lender or on the date of notice from Lender as to Lender’s records, prepay on the Borrowing Base Facility such amount as may be necessary to eliminate such excess, plus all accrued but unpaid interest thereon. The sums advanced under the Borrowing Base Facility shall be used for general corporate purposes and working capital. As used in this Agreement, the term “Borrowing Base” shall have the meaning set forth in Exhibit A attached hereto.

(b) Interest Rates. The Advance(s) evidenced by this Agreement may be drawn down and remain outstanding as up to five (5) LIBOR Rate Advances

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and/or a CB Floating Rate Advance. Borrower shall pay interest to Lender on the outstanding and unpaid principal amount of each CB Floating Rate Advance at the CB Floating Rate plus the Applicable Margin and each LIBOR Rate Advance at the Adjusted LIBOR Rate. Interest shall be calculated on the basis of the actual number of days elapsed in a year of 360 days, unless that calculation would result in a usurious interest rate, in which case interest will be calculated on the basis of a 365 or 366 day year, as the case may be. In no event shall the interest rate applicable to any Advance exceed the maximum rate allowed by law. Any interest payment which would for any reason be deemed unlawful under applicable law shall be applied to principal.

(c) Notice and Manner of Electing Interest Rates on Advances. Borrower shall give Lender written notice (effective upon receipt) of Borrower’s intent to draw down an Advance under this Agreement no later than 2:00 p.m. Central time, on the date of disbursement, if the full amount of the drawn Advance is to be disbursed as a CB Floating Rate Advance and no later than 11:00 a.m. Central time three (3) Business Days before disbursement, if any part of such Advance is to be disbursed as a LIBOR Rate Advance. Borrower’s notice must specify: (i) the disbursement date, (ii) the amount of each Advance, (iii) the type of each Advance (CB Floating Rate Advance or LIBOR Rate Advance), and (iv) for each LIBOR Rate Advance, the duration of the applicable Interest Period; provided, however, that Borrower may not elect an Interest Period ending after the Maturity Date. Each LIBOR Rate Advance shall be in a minimum amount of $100,000. All notices under this subparagraph are irrevocable. By Lender’s close of business on the disbursement date and upon fulfillment of the conditions set forth herein and in any other of the Loan Documents, Lender shall disburse the requested Advances in immediately available funds by crediting the amount of such Advances to Borrower’s account with Lender.

(d) Conversion and Renewals. Borrower may elect from time to time to convert one type of Advance into another or to renew any Advance by giving Lender written notice no later than 2:00 p.m. Central time, on the date of the conversion into or renewal of a CB Floating Rate Advance and 11 a.m. Central time three (3) Business Days before conversion into or renewal of a LIBOR Rate Advance, specifying: (i) the renewal or conversion date, (ii) the amount of the Advance to be converted or renewed, (iii) in the case of conversion, the type of Advance to be converted into (CB Floating Rate Advance or LIBOR Rate Advance), and (iv) in the case of renewals of or conversion into a LIBOR Rate Advance, the applicable Interest Period, provided that (1) the minimum principal amount of each LIBOR Rate Advance outstanding after a renewal or conversion shall be $100,000; (2) a LIBOR Rate Advance can only be converted on the last day of the Interest Period for the Advance; and (3) Borrower may not elect an Interest Period ending after the Maturity Date. All notices given under this subparagraph are irrevocable. If Borrower fails to give Lender the notice specified above for the renewal or conversion of a LIBOR Rate Advance by 11:00 a.m. Central time three (3) Business Days before the end of the Interest Period for that Advance, the Advance shall automatically be converted to a CB Floating Rate Advance on the last day of the Interest Period for the Advance.

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(e) Interest Payments. Interest on the Advances shall be paid as follows:

(i) For each CB Floating Rate Advance, on the last day of each month beginning with the first month following disbursement of the Advance or following conversion of an Advance into a CB Floating Rate Advance, and at the maturity or conversion of the Advance into a LIBOR Rate Advance; and

(ii) For each LIBOR Rate Advance, on the last day of the Interest Period for the Advance and, if the Interest Period is longer than three (3) months, at three-month intervals beginning with the day three (3) months from the date the Advance is disbursed.

(f) Prepayments and Funding Loss Indemnification. Borrower may prepay all or any part of any CB Floating Rate Advance at any time without premium or penalty. Borrower shall pay Lender amounts sufficient (in Lender’s reasonable opinion) to compensate Lender for any loss, cost, or expense incurred as a result of:

(i) Any payment of a LIBOR Rate Advance on a date other than the last day of the Interest Period for the Advance, including, without limitation, acceleration of the Advances by Lender pursuant to this Agreement or the other Loan Documents; or

(ii) Any failure by Borrower to borrow or renew a LIBOR Rate Advance on the date specified in the relevant notice from Borrower to Lender.

(g) Principal Payments. Borrower promises to pay all Advances then outstanding on the Maturity Date.

(h) Default Rate of Interest. After an Event of Default has occurred, whether or not Lender elects to accelerate the maturity of the Note because of such Event of Default, all Advances outstanding under this Agreement shall bear interest at a per annum rate equal to the interest rate being charged on the Advance plus 3% (the “Default Rate”) from the date Lender elects to impose such rate. Imposition of such rate shall not affect any limitations contained in this Agreement on Borrower’s right to repay principal on any LIBOR Rate Advance before the expiration of the Interest Period for that Advance.

(i) Additional Costs. If any applicable domestic or foreign law, treaty, government rule or regulation now or later in effect (whether or not it now applies to Lender) or the interpretation or administration thereof by a governmental authority charged with such interpretation or administration, or compliance by Lender with any guideline, request or directive of such an authority (whether or not having the force of law), shall (1) affect the basis of taxation of payments to Lender of any amounts payable by Borrower under this Agreement or the other Loan Documents (other than taxes imposed on the overall net income of Lender

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by the jurisdiction or by any political subdivision or taxing authority of the jurisdiction in which Lender has its principal office), or (2) impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, Federal Deposit Insurance Corporation deposit insurance premiums or assessments) against assets of, deposits with or for the account of, or credit extended by Lender, or (3) impose any other condition with respect to this Agreement or the other Loan Documents and the result of any of the foregoing is to increase the cost to Lender of extending, maintaining or funding any Advance or to reduce the amount of any sum receivable by Lender on any Advance, or (4) affect the amount of capital required or expected to be maintained by Lender (or any corporation controlling Lender) and Lender determines that the amount of such capital is increased by or based upon the existence of Lender’s obligations under this Agreement or the other Loan Documents and the increase has the effect of reducing the rate of return on Lender’s (or its controlling corporation’s) capital as a consequence of the obligations under this Agreement or the other Loan Documents to a level below that which Lender (or its controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by Lender to be material, then Borrower shall pay to Lender, from time to time, upon request by Lender, additional amounts sufficient to compensate Lender for the increased cost or reduced sum receivable. Whenever Lender shall learn of circumstances described in this section which are likely to result in additional costs to Borrower, Lender shall give prompt written notice to Borrower of the basis for and the estimated amount of any such anticipated additional costs. A statement as to the amount of the increased cost or reduced sum receivable, prepared in good faith and in reasonable detail by Lender and submitted by Lender to Borrower, shall be conclusive and binding for all purposes absent manifest error in computation.

(j) Illegality. If any applicable domestic or foreign law, treaty, rule or regulation now or later in effect (whether or not it now applies to Lender) or the interpretation or administration thereof by a governmental authority charged with such interpretation or administration, or compliance by Lender with any guideline, request or directive of such an authority (whether or not having the force of law), shall make it unlawful or impossible for Lender to maintain or fund the LIBOR Rate Advances, then, upon notice to Borrower by Lender, the outstanding principal amount of the LIBOR Rate Advances, together with accrued interest and any other amounts payable to Lender under this Agreement or the other Loan Documents on account of the LIBOR Rate Advances shall be repaid (i) immediately upon Lender’s demand if such change or compliance with such requests, in Lender’s judgment, requires immediate repayment, or (ii) at the expiration of the last Interest Period to expire before the effective date of any such change or request provided, however, that subject to the terms and conditions of this Agreement and the other Loan Documents Borrower shall be entitled to simultaneously replace the entire outstanding balance of any LIBOR Rate Advance repaid in accordance with this section with a CB Floating Rate Advance in the same amount.

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(k) Inability to Determine Interest Rate. If Lender determines that (i) quotations of interest rates for the relevant deposits referred to in the definition of Adjusted LIBOR Rate are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the interest rate on a LIBOR Rate Advance as provided in this Agreement, or (ii) the relevant interest rates referred to in the definition of Adjusted LIBOR Rate do not accurately cover the cost to Lender of making, funding or maintaining LIBOR Rate Advances, then Lender shall, at Lender’s option, give notice of such circumstances to Borrower, whereupon (1) the obligation of Lender to make LIBOR Rate Advances shall be suspended until Lender notifies Borrower that the circumstances giving rise to the suspension no longer exists and (2) Borrower shall repay in full the then outstanding principal amount of each LIBOR Rate Advance, together with accrued interest, on the last day of the then current Interest Period applicable to the LIBOR Rate Advance; provided, however, that, subject to the terms and conditions of this Agreement and the other Loan Documents, Borrower shall be entitled to simultaneously replace the entire outstanding balance of any LIBOR Rate Advance repaid in accordance with this section with an Advance bearing interest at the CB Floating Rate plus the Applicable Margin for CB Floating Rate Advances in the same amount. If the Lender determines on any day that quotations of interest rates for the relevant deposits referred to in the definition of Adjusted One Month LIBOR Rate are not being provided for purposes of determining the interest rate on any CB Floating Rate Advance on any day, then each CB Floating Rate Advance shall hear interest at the Prime Rate plus the Applicable Margin for CB Floating Rate Advances until Lender determines that quotations of interest rates for the relevant deposits referred to in the definition of Adjusted One Month LIBOR Rate are being provided.

(l) Obligations Due on Non-Business Day. Whenever any payment under this Agreement becomes due and payable on a day that is not a Business Day, if no Event of Default then exists, the maturity of the payment shall be extended to the next succeeding Business Day, except, in the case of a LIBOR Rate Advance, if the result of the extension would be to extend the payment into another calendar month, the payment must be made on the immediately preceding Business Day.

(m) Application of Payments. Payments shall be allocated among principal, interest and fees at the discretion of Lender unless otherwise agreed or required by applicable law. Acceptance by Lender of any payment which is less than the payment due at the time shall not constitute a waiver of Lender’s right to receive payment in full at that time or any other time.

(n) Commitment Fee. In consideration of Lender’s commitment to make Advances, Borrower will pay to Lender a commitment fee (the “Commitment Fee”) determined on a daily basis by applying 0.30% per annum to the unused portion of the Borrower’s Loan Limit on each day during the term of the Borrowing Base Facility, determined for each such day by deducting from the amount of the Borrower’s Loan Limit at the end of such day the Facility Usage. For the purposes of this subparagraph (n), the term “Facility Usage” mean the

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aggregate amount of outstanding Advances under the Borrowing Base Facility. The Commitment Fee shall be due and payable quarterly in arrears on the last day of each March, June, September and December, commencing on June 30, 2009, and at the Maturity Date.”

(b) The definition of “Consolidated Tangible Net Worth” in Section 8(a) of the Loan Agreement is hereby amended in its entirety to read as follows:

“Consolidated Tangible Net Worth” means all of Borrower’s and its Subsidiaries’ assets less the sum of (i) the aggregate book value of Consolidated Intangible Assets, (ii) advances to and investments in joint ventures, (iii) accounts receivable from the holders of equity interests and Borrower’s Affiliates and (iv) Consolidated Total Liabilities.”

(c) Subparagraph (ii) of Section 8(b) of the Loan Agreement is hereby amended in its entirety to read as follows:

“(ii) Total Liabilities to Tangible Net Worth Ratio. Permit, as of the end of each calendar quarter, the ratio of its Consolidated Total Liabilities (excluding any Subordinated Debt) to Consolidated Tangible Net Worth to be more than 1.50 to 1.”

(d) Exhibit A - Definitions. Exhibit A to the Loan Agreement is hereby amended in its entirety and replaced to read as set forth on Exhibit A attached hereto.

2. Conditions of Effectiveness. This Amendment shall become effective when, and only when, Lender shall have received counterparts of this Amendment executed by Borrower and Section 1 hereof shall become effective when, and only when, Lender shall have additionally received any and all other documentation as Lender may reasonably require.

3. Representations and Warranties of Borrower. Borrower represents and warrants as follows:

(a) Borrower is duly authorized and empowered to execute, deliver and perform this Amendment and all other instruments referred to or mentioned herein to which it is a party, and all action on its part requisite for the due execution, delivery and the performance of this Amendment has been duly and effectively taken. This Amendment, when executed and delivered, will constitute valid and binding obligations of Borrower enforceable in accordance with its terms. This Amendment does not violate any provisions of Borrower’s Articles of Incorporation, By-Laws, or any contract, agreement, law or regulation to which Borrower is subject, and does not require the consent or approval of any regulatory authority or governmental body of the United States or any state.

(b) The representations and warranties made by Borrower in the Loan Agreement are true and correct as of the date of this Amendment.

(c) No event has occurred and is continuing which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

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4. Reference to and Effect on the Loan Documents.

(a) Upon the effectiveness of Section 1 hereof, on and after the date hereof, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import, and each reference in the Loan Documents shall mean and be a reference to the Loan Agreement as amended hereby.

(b) Except as specifically amended above, the Loan Agreement and the Note(s), and all other instruments securing or guaranteeing Borrower’s obligations to Lender (collectively, the “Loan Documents”) shall remain in full force and effect and are hereby ratified and confirmed. Without limiting the generality of the foregoing, the Loan Documents and all collateral described therein do and shall continue to secure the payment of all obligations of Borrower under the Loan Agreement and the Note(s), as amended hereby, and under the other Loan Documents.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Lender under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

5. Costs and Expenses. Borrower agrees to pay on demand all costs and expenses of Lender in connection with the preparation, reproduction, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, including the reasonable fees and out-of-pocket expenses of counsel for Lender. In addition, Borrower shall pay any and all fees payable or determined to be payable in connection with the execution and delivery, filing or recording of this Amendment and the other instruments and documents to be delivered hereunder, and agrees to save Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such fees.

6. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

7. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas.

8. Facsimile Documents and Signatures. For purposes of negotiating and finalizing this Amendment, if this document or any document executed in connection with it is transmitted by facsimile machine, it shall be treated for all purposes as an original document. Additionally, the signature of any party on this document transmitted by way of a facsimile machine shall be considered for all purposes as an original signature. Any such faxed document shall be considered to have the same binding legal effect as an original document. At the request of any party, any faxed document shall be re-executed by each signatory party in an original form.

9. Joinder of Guarantor. M & I Electric Industries, Inc. and American Access Technologies, Inc., Guarantor as defined in the Loan Agreement, join in the execution of this Amendment to evidence Guarantor’s consent to the terms hereof, to confirm Guarantor’s continuing obligations under the terms of the Guaranty Agreement, and to acknowledge that without such consent and confirmation, Lender would not enter into this Amendment or

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otherwise consent to the terms hereof. Additionally, Guarantor represents to Lender that Guarantor is duly authorized and empowered to execute, deliver and perform this Amendment, and all action on its part requisite for the due execution, delivery and the performance of this Amendment has been duly and effectively taken. This Amendment, when executed and delivered, will constitute valid and binding obligations of Guarantor enforceable in accordance with its terms.

10. Final Agreement. THIS WRITTEN AMENDMENT OF LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed in multiple counterparts, each of which is an original instrument for all purposes, all as of the day and year first above written.

BORROWER:

AMERICAN ELECTRIC TECHNOLOGIES, INC.

By:
John H. Untereker,
Senior Vice President and CFO

LENDER:

JPMORGAN CHASE BANK, N.A.

By:
Carlos Valdez, Jr.,
Senior Vice President

GUARANTOR:

M & I ELECTRIC INDUSTRIES, INC.

By:
John H. Untereker,
Senior Vice President and CFO

AMERICAN ACCESS TECHNOLOGIES, INC.

By:
Arthur Dauber, CEO

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EXHIBIT A

DEFINITIONS

“Adjusted LIBOR Rate” means, with respect to a LIBOR Rate Advance for the relevant Interest Period, the sum of (i) the Applicable Margin plus (ii) the quotient of (a) the LIBOR Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period.

“Adjusted One Month LIBOR Rate” means, with respect to a CB Floating Rate Advance for any day, the sum of (i) 2.50% per annum plus (ii) the quotient of (a) the interest rate determined by Lender by reference to the Page to be the rate at approximately 11:00 a.m. London time, on such date or, if such date is not a Business. Day, on the immediately preceding Business Day for dollar deposits with a maturity equal to one (1) month divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to dollar deposits in the London interbank market with a maturity equal to one (1) month.

“Advance” means a LIBOR Rate Advance or a CB Floating Rate Advance and “Advances” means all LIBOR Rate Advances and all CB Floating Rate Advances under this Agreement.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

“Applicable Margin” means with respect to any CB Floating Rate Advance, zero, and with respect to any LIBOR Rate Advance, 2.25% per annum.

“Borrowing Base” means, for Borrower and each Subsidiary which is a Guarantor, the amount determined as of a particular date equal to the sum of (a) 80% of Eligible Accounts and (b) 40% of Eligible Inventory up to an amount not to exceed $1,000,000; provided, however, that (i) only Collateral for which the representations and warranties under this Agreement and the other Loan Documents are true and correct at the time of calculation shall be included in the aggregate Borrowing Base, (ii) upon notice to Borrower, Lender at any time and from time to time may adjust the preceding percentage(s) or modify or add categories of eligibility, (iii) if Lender at any time determines any method of valuation overstates the actual fair market value at the time, upon notice to Borrower, Lender may recalculate those values to fair market value, and (iv) in no event shall the Borrowing Base ever exceed the Borrower’s Loan Limit.”

“Borrowing Base Report” means a report in the form attached hereto as Exhibit C, appropriately completed, together with the following attachments: a detailed aged schedule of all Eligible Accounts as of the date specified in such report, listing face amounts and dates of invoices of each such Eligible Account and the name of each account debtor obligated on such Eligible Account (and, upon request of Lender, the address of an account debtor, copies of invoices, credit reports, and any other matters and information relating to the Eligible Accounts), a schedule of Eligible Inventory, setting forth the location of all such Eligible Inventory (other than Eligible Inventory in transit), including Eligible Inventory not in the possession of Borrower and the name of the person in possession thereof and whether and how much of such Eligible Inventory consists of raw material, finished goods or otherwise and a summary aged listing of Borrower’s and Guarantor’s accounts payable and an aged list of the ten largest accounts payable.

Exhibit A – Page 1

“Business Day” means (i) with respect to the Adjusted One Month LIBOR Rate and any borrowing, payment or rate selection of LIBOR Rate Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Texas and/or New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day other than a Saturday, Sunday or any other day on which national banking associations are authorized to be closed.

“CB Floating Rate” means the Prime Rate; provided that the CB Floating Rate shall, on any day, not be less than the Adjusted One Month LIBOR Rate. The CB Floating Rate is a variable rate and any change in the CB Floating Rate due to any change in the Prime Rate or the Adjusted One Month LIBOR Rate is effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBOR Rate, respectively.

“CB Floating Rate Advance” means any Advance under this Agreement when and to the extent that its interest rate is determined by reference to the CB Floating Rate.

“Change of Control” means the occurrence of any of the following events: (a) any Person or two or more Persons acting as a group shall acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Act of 1934, as amended, and including holding proxies to vote for the election of directors other than proxies held by Borrower’s management or their designees to be voted in favor of Persons nominated by Borrower’s Board of Directors) of 35% or more of the outstanding voting securities of Borrower, measured by voting power (including both common stock and any preferred stock or other equity securities entitling the holders thereof to vote with the holders of common stock in elections for directors of Borrower) or (b) one-third or more of the directors of Borrower shall consist of Persons not nominated by Borrower’s Board of Directors (not including as Board nominees any directors which the Board is obligated to nominate pursuant to shareholders agreements, voting trust arrangements or similar arrangements).

“Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated subsidiaries. References herein to a Person’s Consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and its properly consolidated subsidiaries.

“Default Rate” has the meaning specified in Section 1(h) of this Agreement, provided in any case that no Default Rate charged by Lender shall ever exceed the Maximum Rate.

“Disclosure Schedule” means Exhibit D attached hereto.

“Dividend” means (a) any dividend or other distribution made by Borrower or a Subsidiary on or in respect of any equity interests in Borrower or such Subsidiary, or (b) any payment made by Borrower or a Subsidiary to purchase, redeem, acquire or retire any equity interest in Borrower or such Subsidiary.

Exhibit A – Page 2

“Eligible Accounts” means all Accounts except the following:

(a) any Account which arises out of a sale to an Account Debtor which is an Affiliate of Borrower.

(b) any Account which has not yet been invoiced or any Account the goods giving rise to which have not been delivered or the services giving rise to which have not been performed, or which otherwise does not represent a completed sale or performance.

(c) any Account balances due or unpaid more than 90 days after its original invoice date or which has an original due date which is more than 90 days after its original invoice date.

(d) any Account owed by an Account Debtor which is also a creditor or supplier of Borrower or by an Account Debtor which has asserted any defense or contested any liability with respect to such Account, or any Account which otherwise is or may become subject to any right of set off by the Account Debtor thereof provided that to the extent the Account exceeds the amount of the right of set off, the positive balance shall be included as an Eligible Account.

(e) any Account owed by an Account Debtor more than 25% (in dollar amount) of whose Accounts are not Eligible Accounts on account of paragraphs (c) or (d) above.

(f) any Account owed by an Account Debtor which has commenced a voluntary case under the bankruptcy or insolvency laws of any jurisdiction, or made an assignment for the benefit of creditors, or against which a decree or order for relief has been entered by a court in an involuntary case under any bankruptcy or insolvency laws of any jurisdiction, or against which any other petition or other application for relief under any bankruptcy or insolvency laws of any jurisdiction has been filed, or which has suspended business or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs.

(g) except for an amount of up to $100,000 in respect of foreign Eligible Accounts approved by Lender, any Account which (i) arises out of a sale made or services performed outside of the United States or which is owed by an Account Debtor located outside the United States and (ii) is not either secured by a commercial letter of credit satisfactory, in all respects, to Lender or such Account Debtor has not otherwise been approved by Lender.

(h) any Account the sale for which is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or otherwise contingent on or subject to the fulfillment of any condition.

(i) any Account the Account Debtor of which is the United States or any department, agency or instrumentality thereof.

Exhibit A – Page 3

(j) any Account to the extent that, but for this paragraph (j), the Eligible Accounts owed by any Account Debtor and its Affiliates would exceed 10% of the outstanding aggregate principal balance of all Eligible Accounts.

(k) any Account owed by an Account Debtor which is also an employee or sales agent or independent contractor of Borrower or any of Borrower’s Affiliates.

(l) any Account subject to a lien or security interest other than one permitted under this Agreement.

(m) any Account not valid, binding and enforceable against the Account Debtor thereof in accordance with its terms.

(n) any Account not subject to an enforceable and duly perfected first priority security interest in favor of Lender.

As used in this definition, “Accounts” means all present and future rights of Borrower to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether now existing or hereafter arising and wherever arising and whether or not earned by performance, and “Account Debtor” means the person which is obligated on any Account.

“Eligible Inventory” means any Inventory which:

(a) is owned by Borrower or a Subsidiary which is a Guarantor free and clear of all liens and security interests other than those permitted under this Agreement and, if held or stored on leased premises, is subject to the terms of a lien waiver letter acceptable to Lender executed by the landlord of such premises if deemed necessary by Lender in its sole discretion; and

(b) is fully and adequately insured with Lender named as loss payee; and

(c) is not on lease or consignment or furnished under any contract of service from or to any person; and

(d) is finished Inventory, ready for sale, and is not, in the opinion of Lender damaged, obsolete, or otherwise not readily saleable at full value; and

(e) is subject to an enforceable security interest in favor of Lender which is duly perfected and of first priority, or, if in transit, will be duly perfected and of first priority immediately upon reaching its destination.

As used in this definition, “Inventory” means all goods, now owned or hereafter acquired by Borrower and wherever located, which are held for sale or lease or are to be furnished under any contract of service, excluding work in process or raw materials in the business of Borrower or a Subsidiary which is a Guarantor, and including goods the sale or other disposition of which has given rise to accounts receivable and which have been returned to or repossessed or stopped in transit by Borrower or any such Subsidiary.

Exhibit A – Page 4

“Interest Period” means, with respect to a LIBOR Rate Advance, a period of one (1), two (2) or three (3) month(s) commencing on a Business Day selected by Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one (1), two (2) or three (3) month(s) thereafter, as applicable, provided, however, that if there is no such numerically corresponding day in such first, second or third succeeding month(s), as applicable, such Interest Period shall end on the last Business Day of such first, second or third succeeding month(s), as applicable. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“LIBOR Rate” means with respect to any LIBOR Rate Advance for any Interest Period, the interest rate determined by Lender by reference to Reuters Screen LIBOR01, formerly known as Page 3750 of the Moneyline Telerate Service (together with any successor or substitute, the “Service”) or any successor or substitute page of the Service providing rate quotations comparable to those currently provided on such page of the Service, as determined by Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market (the “Page”), to be the rate at approximately 11:00 a.m. London time, two (2) Business Days prior to the commencement of the Interest Period for dollar deposits with a maturity equal to such Interest Period. If no LIBOR Rate is available to Lender, the applicable LIBOR Rate for the relevant Interest Period shall instead be the rate determined by Lender to be the rate at which Lender offers to place U.S. dollar deposits having a maturity equal to such Interest Period with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period.

“LIBOR Rate Advance” means any borrowing under this Agreement when and to the extent that its interest rate is determined by reference to the Adjusted LIBOR Rate.

“Maximum Rate” means the maximum nonusurious rate of interest that Lender is permitted under applicable law to contract for, take, charge or receive.

“Person” means any natural person, corporation, limited liability company, trust, joint stock company, association, company, partnership, governmental authority or other entity.

“Prime Rate” means the rate of interest per annum announced from time to time by Lender as its prime rate. The Prime Rate is a variable rate and each change in the Prime Rate is effective from and including the date the change is announced as being effective. The prime rate is a reference rate and may not be Lender’s lowest rate.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Reserve Requirement” means the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D.

Exhibit A – Page 5

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture, or other business or corporate entity, enterprise or organization which is directly or indirectly (through one or more intermediaries) controlled by or owned fifty percent or more by such Person.

Exhibit A – Page 6

EXHIBIT C

BORROWING BASE REPORT

[TO BE ATTACHED]

Exhibit A – Page 7